Exhibit 99.1
June 30, 2010
Jon Bortz
Chairman and Chief Executive Officer
Pebb1ebrook Hotel Trust
2 Bethesda Metro Center
Suite 1530
Bethesda, MD 20814
Dear Jon,
It is with great regret that I inform you that I must resign from the Board of Pebblebrook. My resignation shall be effective July 1, 2010. As you and I have discussed, I am resigning for personal reasons and not because of any disagreements or conflicts with management or the Board of Directors.
I can not tell you how sorry I am that I must resign. I am fascinated by the opportunities that lie ahead for Pebblebrook and have every confidence that your leadership and vision will lead to outstanding results.
I will, of course, return all of the compensation I have received from the Company including my shares and will return all confidential information that I have in my possession.
Sincerely,

/s/ Martin H. Nesbitt
Martin H. Nesbitt